    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2000

                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            LAMAR ADVERTISING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                                         72-1449411
   (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                            5551 CORPORATE BOULEVARD
                          BATON ROUGE, LOUISIANA 70808
                                 (225) 926-1000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              KEVIN P. REILLY, JR.
                             CHIEF EXECUTIVE OFFICER
                            LAMAR ADVERTISING COMPANY
                            5551 CORPORATE BOULEVARD
                          BATON ROUGE, LOUISIANA 70808
                                 (225) 926-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                              STANLEY KELLER, ESQ.
                               PALMER & DODGE LLP
                                ONE BEACON STREET
                           BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

            -------------------------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to the Class A common stock in the aggregate amount of $16,939,928.94 previously registered under the registrant's registration statement or Form S-4 (File No. 333-60331).

                         CALCULATION OF REGISTRATION FEE

  --------------------------------------------------------------------------------------------------------
                                           Proposed maximum aggregate
  Title of securities to be registered        offering price(1)(2)             Amount of registration fee

  --------------------------------------------------------------------------------------------------------
  Class A Common Stock, $.001 par
  value, of the Company                          $183,060,071.06                        $48,327.86
  --------------------------------------------------------------------------------------------------------


         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

         (2) Class A common stock in the aggregate amount of $16,939,928.94 eligible to be sold under the registrant's registration statement on Form S-4 (File No. 333-60331) are carried forward to this registration statement. The filing fee previously paid with the prior registration statement was $4,997.28.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

              ----------------------------------------------------

PROSPECTUS

                    SUBJECT TO COMPLETION, FEBRUARY 10, 2000

--------------------------------------------------------------------------------

                            Lamar Advertising Company
                            5551 Corporate Boulevard
                          Baton Rouge, Louisiana 70808
                                 (225) 926-1000
--------------------------------------------------------------------------------

                            LAMAR ADVERTISING COMPANY

                                  $200,000,000

                              Class A Common Stock


         Our Class A common stock trades on the Nasdaq National Market under the symbol "LAMR." On February 8, 2000, the last reported per share sale price of our Class A common stock was $66.94.

         This prospectus relates to shares of Class A common stock of Lamar Advertising Company that we may issue from time to time in connection with business combinations, acquisitions and mergers. In general, the terms of these transactions will be determined by direct negotiations between us and the owners or principal executives of the target companies. Important factors in these negotiations will include:

o        the historical and potential cash flow from the assets being acquired;

o        the location of any outdoor advertising displays being acquired; and

o        the market value of the Class A common stock.

         We have two types of common stock: Class A common stock and Class B common stock. The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS INHERENT TO OWNERSHIP OF SHARES OF CLASS A COMMON STOCK.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                The date of this prospectus is February __, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION


         This prospectus incorporates important business and financial information about Lamar Advertising Company from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this prospectus, by requesting them in writing or by telephone from Lamar Advertising Company at the following address and telephone number:

                            Shareholder Services
                            Lamar Advertising Company
                            5551 Corporate Boulevard
                            Baton Rouge, LA 70808
                            (225) 926-1000

        See "Where You Can Find More Information" on page 14.

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Business of Lamar............................................................................................4
Recent Developments..........................................................................................4
Risk Factors.................................................................................................5
Note Regarding Forward-Looking Statements...................................................................10
Securities Covered by this Prospectus.......................................................................11
Legal Matters...............................................................................................12
Experts.....................................................................................................12
Where You Can Find More Information.........................................................................14

                                BUSINESS OF LAMAR


     We are one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. We conduct a business that has operated under the Lamar name since 1902. As of December 31, 1999, we operated approximately 116,800 displays in 42 states. We also operate the largest logo sign business in the United States. Logo signs are signs located near highway exits which deliver brand name information on available gas, food, lodging and camping services. As of December 31, 1999, we maintained approximately 79,500 logo sign displays in 20 states. We also operate transit advertising displays on bus shelters, bus benches and buses in several markets.

                               RECENT DEVELOPMENTS

COMPLETED ACQUISITIONS

     From January 1, 1999 to February 7, 2000, we completed 86 acquisitions of complementary outdoor advertising assets, for an aggregate price of approximately $1.85 billion. These acquisitions included more than 44,000 displays. We expect that these acquisitions will allow us to take advantage of operating efficiencies and cross-market sales opportunities.

PENDING ACQUISITIONS

     We have entered into agreements relating to several other acquisitions which are pending. If we complete all of these acquisitions, we would acquire approximately 1,900 outdoor advertising displays in seven states for an aggregate purchase price of approximately $82 million. These acquisitions are subject to various conditions including the satisfaction of customary closing conditions. We cannot be sure whether or when these acquisitions will be completed.

                                  RISK FACTORS



An investment in our Class A common stock involves a number of risks. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information that we have referred you to. It is especially important to keep these risk factors in mind when you read forward-looking statements.

OUR DEBT AGREEMENTS AND THOSE OF OUR WHOLLY-OWNED, DIRECT SUBSIDIARY LAMAR MEDIA CORP. CONTAIN COVENANTS AND RESTRICTIONS THAT CREATE THE POTENTIAL FOR DEFAULTS.

     The terms of the indenture relating to Lamar Advertising's outstanding notes, Lamar Media Corp.'s bank credit facility and the indentures relating to Lamar Media's outstanding notes restrict, among other things, the ability of Lamar Advertising and Lamar Media to:

o        dispose of assets;

o        incur or repay debt;

o        create liens; and

o        make investments.

     Lamar Media's ability to make distributions to Lamar Advertising is also restricted under the terms of these agreements.

     Under Lamar Media's bank credit facility we must maintain specified financial ratios and levels including:

o        interest coverage;

o        fixed charges ratio;

o        senior debt ratios; and

o        total debt ratios.

     If we fail to comply with these tests, the lenders have the right to cause all amounts outstanding under the bank credit facility to become immediately due. If this were to occur and the lenders decide to exercise their right to accelerate the indebtedness, it would create serious financial problems for us. Our ability to comply with these restrictions, and any similar restrictions in future agreements, depends on our operating performance. Because our performance is subject to prevailing economic, financial and business conditions and other factors that are beyond our control, we may be unable to comply with these restrictions in the future.

BECAUSE WE HAVE SIGNIFICANT FIXED PAYMENTS ON OUR DEBT, WE MAY LACK SUFFICIENT CASH FLOW TO OPERATE OUR BUSINESS AS WE HAVE IN THE PAST AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE THESE PAYMENTS AND OPERATE OUR BUSINESS.

     We have borrowed substantial amounts of money in the past and may borrow more money in the future. At December 31, 1999, Lamar Advertising Company had approximately $288 million of convertible notes outstanding. At December 31, 1999, Lamar Media had approximately $1,328 million of debt outstanding consisting of approximately $776 million in bank debt, $527 million in various series of senior subordinated notes of Lamar Media and $25 million in various other short-term and long-term debt of Lamar Media. This debt of Lamar Advertising and Lamar Media represents approximately 54% of our total capitalization.

     A large part of our cash flow from operations must be used to make principal and interest payments on our debt. If our operations make less money in the future, we may need to borrow to make these payments. In addition, we finance most of our acquisitions through borrowings under Lamar Media's bank credit facility which presently has a total committed amount of $1 billion in term and revolving credit loans. At December 31, 1999, we had approximately $224 million available to borrow under this bank credit facility. Since our borrowing capacity under Lamar Media's bank credit facility is limited, we may not be able to continue to finance future acquisitions at our historical rate with borrowings under this bank credit facility. We may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. We cannot guarantee that such additional financing will be available or available on favorable terms. We also may need the consent of the banks under Lamar Media's bank credit facility, or the holders of other indebtedness, to borrow additional money.

OUR BUSINESS COULD BE HURT BY CHANGES IN ECONOMIC AND ADVERTISING TRENDS.

     We sell advertising space to generate revenues. A decrease in demand for advertising space could adversely affect our business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on our displays could result from:

o        a general decline in economic conditions;

o a decline in economic conditions in particular markets where we conduct business;

o a reallocation of advertising expenditures to other available media by significant users of our displays; or

o        a decline in the amount spent on advertising in general.

OUR OPERATIONS ARE IMPACTED BY THE REGULATION OF OUTDOOR ADVERTISING.

     Our operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

     The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

     Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Some federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, we may not be successful in negotiating acceptable arrangements when our displays have been subject to removal under these types of local laws.

     Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may have a material adverse effect on our results of operations.

OUR CONTINUED GROWTH THROUGH ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVES COSTS AND UNCERTAINTIES.

     We have substantially increased our inventory of advertising displays through acquisitions. Our operating strategy involves making purchases in markets where we currently compete as well as in new markets. However, the following factors may affect our ability to continue to pursue this strategy effectively.

o The outdoor advertising market has been consolidating, and this may adversely affect our ability to find suitable candidates for purchase.

o We are also likely to face increased competition from other outdoor advertising companies for the companies or assets that we wish to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those that we are able to purchase.

o We do not know if we will have sufficient capital resources to make purchases, obtain any required consents from our lenders, or find acquisition opportunities with acceptable terms.

o From January 1, 1997 to December 31, 1999, we completed 138 transactions involving the purchase of complementary outdoor advertising assets, including the acquisition on September 15, 1999 of approximately 36,800 outdoor advertising displays from Chancellor Media Outdoor Corporation for a purchase price consisting of $700 million in cash and a fixed amount of 26,227,273 shares of our Class A common stock. We must integrate these and other acquired assets and businesses into our existing operations. This process of integration may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. Further, we cannot be certain that the benefits and cost savings that we anticipate from these purchases will develop.

DUE TO THE CHANCELLOR OUTDOOR ACQUISITION, WE HAVE SIGNIFICANTLY EXPANDED OUR OPERATIONS IN MAJOR MARKETS WHERE WE CANNOT BE SURE OUR BUSINESS STRATEGY WILL CONTINUE TO BE SUCCESSFUL.

     Our acquisition of Chancellor Outdoor has significantly expanded our operations in major markets. Because we have historically focused on middle markets and had not had substantial operations in major markets before the Chancellor

Outdoor acquisition, we cannot guarantee that we will be able to replicate the success that we have achieved with our business strategy in middle markets. Achieving our goals in major markets will depend to a great extent on our ability to attract and retain national advertising customers. Our success to date has been built in large measure on our ability to attract and retain local advertising customers. Approximately 81% of our net advertising revenues for 1998 derived from local advertising. We cannot be sure that the strategies that have worked well with local advertising customers will work with national advertisers.

     In addition, expanding our operations in major markets will put us in increased competition with larger competitors with more diversified media operations who may have a more established market presence and greater financial resources then we do. We may also face more intense competition from other forms of outdoor advertising and other media in major markets than we do in middle markets.

THE BAN ON TOBACCO ADVERTISING HAS ELIMINATED A TRADITIONALLY SIGNIFICANT SOURCE OF OUR REVENUES AND WE MAY NOT BE ABLE TO CONTINUE TO REPLACE THESE LOST REVENUES THROUGH OTHER SOURCES.

     We have removed all of our outdoor advertising of tobacco products in connection with settlements the states reached with the U.S. tobacco companies. Our tobacco revenues as a percentage of consolidated net revenues were 7% for the year ended December 31, 1998 and 3% for the year ended
December 31, 1999.

     The ban on outdoor advertising of tobacco products in the settlement increased our available inventory. To date, we have been successful in replacing the tobacco advertising removed with substitute advertising at comparable rates. We cannot be sure, however, that we will continue to be able to do so in the future. If we are unable to continue to replace tobacco advertising, the resulting increase in available inventory could cause us to reduce our rates or limit our ability to raise rates. In addition, we cannot guarantee that substitute advertisers will pay rates as favorable to us as those paid by tobacco advertisers.

WE FACE COMPETITION FROM LARGER AND MORE DIVERSIFIED OUTDOOR ADVERTISERS AND OTHER FORMS OF ADVERTISING THAT COULD HURT OUR PERFORMANCE.

     We cannot be sure that in the future we will compete successfully against the current and future sources of outdoor advertising competition and competition from other media. The competitive pressure that we face could adversely affect our profitability or financial performance. Even though, as a result of the Chancellor Outdoor acquisition, we are the largest company focusing exclusively on outdoor advertising, we face competition from larger companies with more diversified operations which also include radio and other broadcast media. We also face competition from other forms of media, including television, radio, newspapers and direct mail advertising. We must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

     In our logo sign business, we currently face competition for state-awarded service contracts from two other logo sign providers as well as local companies. Initially, we compete for state-awarded service contracts as they are privatized. Because these contracts expire after a limited time, we must compete to keep our existing contracts each time they are up for renewal.

IF OUR CONTINGENCY PLANS RELATING TO HURRICANES FAIL, THE RESULTING LOSSES COULD HURT OUR BUSINESS.

     Although we have developed contingency plans designed to deal with the threat posed to our advertising structures by hurricanes, we cannot guarantee that these plans will work. If these plans fail, significant losses could result.

     A significant portion of our structures is located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, we have incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service.

     We have determined that it is not economical to obtain insurance against losses from hurricanes and other storms. Instead, we have developed contingency plans to deal with the threat of hurricanes. For example, we attempt to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. We then replace these advertising faces after the storm has passed. However, these plans may not be effective in the future and, if they are not, significant losses may result.

OUR LOGO SIGN CONTRACTS ARE SUBJECT TO STATE AWARD AND RENEWAL.

     A growing portion of our revenues and operating income come from our state-awarded service contracts for logo signs. We cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. We compete with many other parties for new state-awarded service contracts for logo signs. Even when we are awarded a contract, the award may be challenged under state contract bidding requirements. If an award is challenged, we may incur delays and litigation costs.

     Generally, state-awarded logo sign contracts have a term, including renewal options, of ten to twenty years. States may terminate a contract early, but in most cases must pay compensation to the logo sign provider for early termination. Typically, at the end of the term of the contract, ownership of the structures is transferred to the state without compensation to the logo sign provider. Of our 20 logo sign contracts in place at December 31, 1999, three are subject to renewal in June, October and December 2000. We cannot guarantee that we will be able to obtain new logo sign contracts or renew our existing contracts. In addition, after we receive a new state-awarded logo contract, we generally incur significant start-up costs. We cannot guarantee that we will continue to have access to the capital necessary to finance those costs.

OUR OPERATIONS COULD BE AFFECTED BY THE LOSS OF KEY EXECUTIVES.

     Our success depends to a significant extent upon the continued services of our executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., our Chief Executive Officer, our nine regional managers and the manager of our logo sign business, in particular, are essential to our continued success. Although we have designed our incentive and compensation programs to retain key employees, we have no employment contracts with any of our employees and none of our executive officers have signed non-compete agreements. We do not maintain key man insurance on our executives. If any of our executive officers or other key management and sales personnel stopped working with us in the future, it could have an adverse effect on our business.

WE COULD EXPERIENCE SYSTEM FAILURES AND DISRUPTIONS OF OUR OPERATIONS AS A RESULT OF THE YEAR 2000 DATE RECOGNITION PROBLEM.

     The year 2000 date recognition problem could cause our computer systems to fail, resulting in miscalculations and incorrect data. Parties affected by a disruption in our operations and services could make claims or bring lawsuits against us. Depending upon the extent and duration of any disruptions caused by the year 2000 problem and the specific services affected, these disruptions could have an adverse affect on our business.

     Computer systems which may be affected by this year 2000 problem include computer systems embedded in production equipment; displays containing computer systems; business data processing systems; production, management and planning systems; and personal computers. Consequently, the year 2000 problem could disrupt our daily commercial activities if we do not take the steps necessary to address it effectively.

     In addition, we cannot assure you that our customers, suppliers and other third parties that we deal with are or will be year 2000 compliant in a timely manner. Interruptions in the services provided to us or in the purchases made by these third parties could also disrupt our operations.

     Although, as of the date of this prospectus, we have not experienced any significant disruptions in our operations as a result of the year 2000 date recognition problem, we cannot guarantee that we will not experience disruptions in the future.

WE HAVE A CONTROLLING STOCKHOLDER THAT CAN CONTROL ANY VOTES TO EXCLUSION OF THE OTHER HOLDERS OF CLASS A COMMON STOCK.

     Purchasers of Class A common stock under this prospectus will have no control over the management or business practices of the company.

     Kevin P. Reilly, Jr., Chief Executive Officer of Lamar Advertising, is the managing general partner of the Reilly Family Limited Partnership. On December 31, 1999 this partnership beneficially owned all of the outstanding shares of Class B common stock, which shares represented approximately 71% total voting power of the Lamar Advertising common stock as of December 31, 1999. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending Lamar Advertising's certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, such as a sale of substantially all of our assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of the Class A common stock the opportunity to realize a premium over the then-prevailing market price for their shares.

     Further, subject to contractual restrictions and general fiduciary obligations, we are not prohibited from engaging in transactions with management or our principal stockholders or with entities in which members of management or Lamar Advertising's principal stockholders have an interest. Lamar Advertising's certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the Reilly Family Limited Partnership can elect all the directors.

LAMAR ADVERTISING'S BY-LAWS AND CERTIFICATE OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT HARDER TO REALIZE A PREMIUM OVER THE COMMON STOCK'S MARKET PRICE OR MAY AFFECT THE MARKET PRICE OF THE NOTES AND THE CLASS A COMMON STOCK.

     Certain provisions of Lamar Advertising's certificate of incorporation and by-laws may discourage a third party from offering to purchase Lamar Advertising. These provisions, therefore, inhibit actions that would result in a change in control of Lamar Advertising. Some of these actions would otherwise give the holders of the Class A common stock the opportunity to realize a premium over the then-prevailing market price of the stock.

     These provisions may also adversely affect the market price of the notes and the Class A common stock. For example, under Lamar Advertising's certificate of incorporation Lamar Advertising can issue "blank check" preferred stock with such designations, rights and preferences as Lamar Advertising's board of directors determines from time to time. If issued, this type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Lamar Advertising. In addition, if Lamar Advertising issues preferred stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights that holders of the common stock currently hold. Lamar Advertising does not currently intend to issue any shares of this type of preferred stock, but retains the right to do so in the future.

     Furthermore, Lamar Advertising is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

YOU MAY NOT RECEIVE ANY CASH DIVIDENDS ON YOUR CLASS A COMMON STOCK.

     Lamar Advertising has never paid cash dividends on its Class A common stock and does not plan to do so in the foreseeable future.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including documents incorporated by reference, contains "forward-looking statements". These are statements that relate to future periods and include statements about:

o        our expected operating results;

o        our market opportunities;

o        our acquisition opportunities;

o        our ability to integrate successfully the operations of Chancellor
         Outdoor;

o        our ability to compete; and

o        our stock price.

         Generally, the words "anticipates", "believes", "expects", "intends" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: (1) risks and uncertainties relating to significant indebtedness;
(2) our need for and ability to obtain additional funding for acquisitions or operations; (3) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of such acquisitions; (4) the continued popularity of outdoor advertising as an advertising medium; (5) the regulation of the outdoor advertising industry and
(6) the risks and uncertainties described under the caption "Risk Factors". The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

                      SECURITIES COVERED BY THIS PROSPECTUS

         We may issue the shares of Class A common stock covered by this prospectus from time to time as consideration to the owners of target companies that we combine with, merge with or acquire. The consideration that we pay in these transactions may consist of:

o        cash;

o        assumption of liabilities;

o        evidences of indebtedness;

o        Class A common stock; or

o        a combination of these items.

         In general, we will negotiate the terms of these transactions directly with the owners or principal executives of the target companies. Important factors in these negotiations will include, among others:

o        historical and potential cash flow from the assets being acquired;

o        the location of any outdoor advertising displays being acquired; and

o        the market value of the Class A common stock.

         We anticipate that the shares of Class A common stock that we issue in connection with these transactions will be valued at a price related to the market value of the Class A common stock either at or about the time that we tentatively reach agreement on the terms of the transaction, enter into a definitive agreement, or close the transaction.

         If you are an "affiliate" of a target company which we combined with, merged with or acquired and you receive shares of Class A common stock covered by this prospectus, you will need to comply with additional limitations imposed under the Securities Act in order to sell those shares. The U.S. securities laws require registration of shares sold by underwriters. An affiliate of a target company is deemed to be an underwriter unless the affiliate resells his, her or its shares in compliance with the requirements of Rule 145(d), which are described below.

         An "affiliate' of the target company for these purposes means an individual or entity which directly or indirectly controls, is controlled by or is under common control with the target company. Generally, you will be presumed to be an affiliate if you are an officer, director or owner of 10% or more of any class of equity securities of the target company. However, the determination as to whether you are an affiliate of the target company depends on the facts and circumstances of each case, and individuals and entities who are not officers, directors or 10% equity holders may nonetheless be affiliates of the target company.

         Rule 145(d) provides that you will not be deemed to be an underwriter as a result of a sale of your Lamar Advertising shares during the one-year period after you acquire them (and therefore allows you to avoid Securities Act registration requirements) if, among other things:

o Lamar Advertising has complied with its reporting obligations under the Securities Exchange Act of 1934;

o the amount of shares that you sell falls within the volume limits imposed by Rule 144(e) under the Securities Act; and

o you sell your shares in a broker's transaction which complies with the requirements of Rule 144(f) and Rule 144(g) under the Securities Act (which include limits on who can effect sales, limits on the solicitation of orders to buy the shares and limits on payments which can be made by or on behalf of the seller).

         After the first year, so long as you are not an affiliate of Lamar Advertising and provided that Lamar Advertising has complied with its reporting obligations under the Exchange Act during the second year, you will not be deemed to be an underwriter and will not be restrained in your ability to sell the shares by additional requirements under the Securities Act.

                                  LEGAL MATTERS

         Palmer & Dodge LLP, Boston, Massachusetts, counsel to Lamar Advertising, will give Lamar Advertising an opinion on the validity of the securities offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements and schedule of Lamar Advertising Company and subsidiaries as of December 31, 1998 and December 31, 1997 and for years ended December 31, 1998 and December 31, 1997, the two months ended December 31, 1996 and the year ended October 31, 1996, incorporated by reference into this prospectus and registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated balance sheet of Chancellor Media Outdoor Corporation as of December 31, 1998 and consolidated statements of operations, equity and cash flows for the period from July 22, 1998 to December 31, 1998, the statements of income, divisional equity and cash flows of The Outdoor Division of Whiteco Industries, Inc. for the eleven months ended November 30, 1998, the statements of operations, partners' capital and cash flows of Martin Media, L.P. for the seven months ended July 31, 1998, and the statements of operations, retained earnings and cash flows of Martin & MacFarlane, Inc. for the seven months ended July 31, 1998, incorporated in this registration statement by reference to the audited historical financial statements included in Lamar Advertising Company's Form 8-K dated July 7, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc., incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

         The balance sheets of Martin Media as of December 31, 1997 and 1996 and the related statements of operations, partners' capital (deficit) and cash flows for each of the years ended December 31, 1997, 1996, and 1995 and the balance sheets of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and the related statements of income, retained earnings and cash flows for each of the years ended December 31, 1997 and 1996 and the six-month period ended December 31, 1995, all of which have been incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows of Martin & MacFarlane, Inc. for the year ended June 30, 1995, all of which have been incorporated by reference in this prospectus and in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of Barbich Longcrier Hooper & King,

Accounting Corporation, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated balance sheets of Outdoor Communications, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related statements of operations, stockholders' deficit and cash flows of Outdoor Communications, Inc. for the years ended June 30, 1998 and 1997, and the period from April 4, 1996 through June 30, 1996, the consolidated statements of operations, stockholders' deficit and cash flows of OCI Corp. of Michigan and subsidiaries (predecessor to Outdoor Communications, Inc.) for the period from August 1, 1995 through April 3, 1996, and the consolidated statements of operations, stockholders' deficit and cash flows of Mass Communications Corp. and subsidiary (predecessor to Outdoor Communications, Inc.) for the period from September 1, 1995 through April 3, 1996, all of which have been incorporated by reference in this prospectus and in the registration statement, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Lamar Advertising and Lamar Media each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lamar Advertising's and Lamar Media's SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of these materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

o Annual Report on Form 10-K of Lamar Advertising for the year ended December 31, 1998 as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on August 5, 1999;

o Quarterly Reports on Form 10-Q of Lamar Advertising for the quarters ended March 31, 1999 and June 30, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 as amended by Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on December 29, 1999;

o Current Reports on Form 8-K/A of Lamar Advertising filed with the SEC October 19, 1998, June 8, 1999 and July 26, 1999 and Current Reports on Form 8-K of Lamar Advertising filed with the SEC on May 7, 1999, June 10, 1999, July 7, 1999, July 22, 1999, July 28, 1999, August
         3, 1999, August 5, 1999, August 6, 1999, August 10, 1999, August 17,
         1999, August 20, 1999, August 25, 1999, November 23, 1999 and
         February 9, 2000; and

o The description of the Class A common stock contained in the Registration Statement on Form 8-A/A of Lamar Advertising filed with the SEC on July 27, 1999.

         You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                           Shareholder Services
                           Lamar Advertising Company
                           5551 Corporate Boulevard
                           Baton Rouge, LA 70808
                           (225) 926-1000

         You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. Neither the delivery of this prospectus nor the sale of the Class A common stock offered by this prospectus means that information contained or incorporated by reference in this prospectus from previous filings by Lamar Advertising is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy Class A common stock offered by this prospectus in any circumstance under which the offer or solicitation is unlawful.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the offering of the Shares will be borne by Lamar Advertising Company and are estimated as follows:


SEC Registration Fee...........................................................            $48,327.86
Legal fees and expenses........................................................             $5,000.00
Miscellaneous expenses.........................................................             $5,000.00

Total..........................................................................            $58,327.86


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court.

         The registrant's By-laws provide that any person who is made a party to any action or proceeding because such person is or was a director or officer of the registrant will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, if such person has not acted, or in the judgement or the shareholders or directors of the registrant has not acted, with willful or intentional misconduct. The indemnification provided for in the registrant's By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

         The registrant's Certificate of Incorporation provides that directors of the registrant will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

         The registrant carries directors' and officers' liability insurance which insures its directors and officers against certain liabilities that they may incur when acting in their capacity as directors and officers of the registrant.

ITEM 16.  EXHIBITS

         See Exhibit Index immediately following the signature page hereof.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on February 10, 2000.

                                         LAMAR ADVERTISING COMPANY

                                         By:  /s/ KEVIN P. REILLY, JR.
                                              ---------------------------------
                                              Kevin P. Reilly, Jr., President
                                              and Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Lamar Advertising Company hereby severally constitute and appoint each of Kevin P. Reilly, Jr. and Keith
A. Istre our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including pre- and post-effective amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                                           TITLE                                                   DATE
---------                                           -----                                                   ----
/s/ Kevin P. Reilly, Jr.
-----------------------------               Director and Principal                                       February 10, 2000
Kevin P. Reilly, Jr.                        Executive Officer

/s/ Keith A. Istre
-----------------------------               Director and Principal Financial                             February 10, 2000
Keith A. Istre                              and Accounting Officer

/s/ Charles W. Lamar
-----------------------------               Director                                                     February 10, 2000
Charles W. Lamar

/s/ Gerald H. Marchand
-----------------------------               Director                                                     February 10, 2000
Gerald H. Marchand

/s/ Stephen Mumblow
-----------------------------               Director                                                     February 10, 2000
Stephen Mumblow

/s/ T. Everett Stewart, Jr.
-----------------------------               Director                                                     February 10, 2000
T. Everett Stewart, Jr.

/s/ Sean E. Reilly
-----------------------------               Director                                                     February 10, 2000
Sean E. Reilly

/s/ Thomas O. Hicks
-----------------------------               Director                                                     February 10, 2000
Thomas O. Hicks

/s/ James E. de Castro
-----------------------------               Director                                                     February 10, 2000
James E. de Castro

/s/ Wendell Reilly
-----------------------------               Director                                                     February 10, 2000
Wendell Reilly


                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------
3.1               Amended and Restated Certificate of Incorporation of Lamar New
                  Holding Co., as amended. Previously filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 020833) and incorporated herein by reference.

3.2 Certificate of Amendment to the Certificate of Incorporation of Lamar New Holding Co. (whereby the name of Lamar New
                  Holding Co. was changed to Lamar Advertising Company).
                  Previously filed as Exhibit 3.2 to the Company's Quarterly
                  Report on Form 10-Q for the period ended June 30, 1999 (File
                  No. 0-20833) and incorporated herein by reference.

3.3               By-Laws. Previously filed as Exhibit 3.3 to the Company's
                  Quarterly Report on Form 10-Q for the period ended June 30,
                  1999 (File No. 0-20833) and incorporated herein by reference.

4.2 Specimen certificate for shares of the Class A common stock of Lamar Advertising Company. Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No.
                  333-05479), and incorporated herein by reference.

5.1               Opinion of Palmer & Dodge LLP.  Filed herewith.

23.1 Consent of Palmer & Dodge LLP (included as part of their opinion listed as Exhibit 5.1). Filed herewith.

23.2              Consent of KPMG LLP, independent auditors of Lamar Advertising
                  Company, Outdoor Communications, Inc., Mass Communications
                  Corp. and OCI Corp. of Michigan. Filed herewith.

23.3 Consent of Arthur Andersen LLP, independent public accountants of Martin Media (a California limited partnership) and Martin
                  & McFarlane, Inc. Filed herewith.

23.4              Consent of Barbich Longcrier Hooper & King, Accounting
                  Corporation, independent accountants of Martin & McFarlane,
                  Inc. Filed herewith.

23.5              Consent of BDO Seidman LLP, independent accountants of The
                  Outdoor Advertising Division of Whiteco Industries, Inc. Filed herewith.

23.6 Consent of PricewaterhouseCoopers LLP, independent accountants of Chancellor Media Outdoor Corporation, The Outdoor Division of Whiteco Industries, Inc., Martin Media, L.P. and Martin &
                  McFarlane, Inc. Filed herewith.

24.1 Powers of Attorney (included on signature pages). Filed herewith.
